EXHIBIT 10.36

BUSINESS LOAN AGREEMENT

This Agreement dated as of November 29, 2004, is by and between Bank of America N.A. (the “Bank”), and Network Equipment Technologies, Inc., a Delaware corporation (the “Borrower”).

1.  LINE OF CREDIT AMOUNT AND TERMS

1.1

Line of Credit Amount.

(a)  During the availability period described below, the Bank will provide a line of credit to the Borrower.  The amount of the line of credit (the “Commitment”) is Seven Million Dollars ($7,000,000).

(b)  This is a revolving line of credit providing for cash advances and letters of credit.  During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)   The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

1.2

Availability Period.  The line of credit is available between the date of this Agreement and October 30, 2005, or such earlier date as the availability may terminate as provided in this Agreement (the “Expiration Date”).

1.3

Interest Rate.

(a)  Prior to any event of default under this Agreement and subject to Section 4.9 of this Agreement, the interest rate is a rate per year equal to (i) the Bank's Prime Rate for all non-cash secured advances, and (ii) the Bank's Prime Rate minus one (1.0) percentage point for all cash secured advances.

(b)  The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate.  The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans.  The Bank may price loans to its customers at, above, or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

1.4

Repayment Terms.

(a)  The Borrower will pay interest on November 30, 2004, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b)  The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

1.5

Letters of Credit.

(a)  This line of credit may be used for financing:

(i)  standby letters of credit with a maximum maturity of 365 days but not to extend beyond the Expiration Date; provided, however, that the maturity date of any standby letters of credit shall be extended up to 365 days beyond the Expiration Date in the event such standby letters of credit are secured by cash.

(ii)  The amount of letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Seven Million Dollars ($7,000,000).

(iii)  The following letters of credit are outstanding from the Bank for the account of the Borrower:

Letter of Credit Number

Amount

#3059594

$1,569,493.00

#3060936

$525,000.00

As of the date of this Agreement, these letters of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

(b)  The Borrower agrees:

(i)  any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement.  The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)  if there is an event of default under this Agreement upon demand, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii)  the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)  to sign the Bank’s standard form Application and Agreement for Standby Letter of Credit.

(v)  to pay any issuance and/or other standard fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(vi)  to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vii)  to, prior to any event of default under this Agreement and subject to Section 4.9 of this Agreement, pay the Bank a non-refundable fee equal to 2% per annum of the outstanding undrawn amount of each non-cash secured standby letter of credit, and a non-refundable fee equal to 1% per annum of the outstanding undrawn amount of each cash secured standby letter of credit, each calculated on the basis of the face amount outstanding on the day the fee is calculated.

2.  FEES AND EXPENSES

2.1

Fees.

(a)  Loan Fee.  The Borrower agrees to pay a loan fee in an amount equal to one-fifth of one percent (0.20%) of the Commitment.  This fee is due on the date of execution of this Agreement.

(b)  Unused commitment fee.  The Borrower agrees to pay a fee on any differences between the Commitment and the amount of credit the Borrower actually uses, determined by the weighted average credit outstanding during the specified period.  The fee will be calculated at one-quarter of one percent (0.25%) per year.  The calculation of credit outstanding shall include the undrawn amount of letters of credit.  This fee is due on November 30, 2004, and on the last day of each following quarter until the Expiration Date.

(c)  Waiver Fee.  If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a reasonable fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment.  Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower.  The Bank may impose additional requirements as a condition to any waiver or amendment.

(d)  Late Fee.  To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed two percent (2%) of any payment that is late.  The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

2.2

Expenses.  The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

2.3

Reimbursement Costs.

(a)  The Borrower agrees to reimburse the Bank for any expenses it incurs  in the preparation of this Agreement and any agreement or instrument required by this Agreement.  Expenses include, but are not limited to, reasonable attorneys’ fees.

(b)  The Borrower agrees to reimburse the Bank for the reasonable cost of periodic audits and/or appraisals of the accounts receivable collateral securing this Agreement, at such intervals as the Bank may reasonably require.  The audits and/or appraisals may be performed by employees of the Bank or by independent appraisers.

3.

COLLATERAL

3.1

Accounts Receivable.  The Borrower’s obligations to the Bank under this Agreement will be secured by all accounts receivable the Borrower now owns or will own in the future.  The collateral is further defined in a security agreement executed by the Borrower.  In addition, all accounts receivable collateral securing this Agreement shall also secure all other present and future obligations of the Borrower or any one of them to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing).  All accounts receivable collateral securing any other present or future obligations of the Borrower or any one of them to the Bank shall also secure this Agreement.

4.  DISBURSEMENTS, PAYMENTS AND COSTS

4.1

Requests for Credit; Equal Access by the Borrower.  The Borrower (or a person or persons authorized in writing by the Borrower), acting alone, can borrow up to the full amount of credit provided under this Agreement.

4.2

Disbursements and Payments.

(a)  Each payment by the Borrower will be made at the Bank’s banking center (or other location) selected by the Bank from time to time; and will be made in immediately available funds, or such other type of funds selected by the Bank.

(b)  Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank.  In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.3

Telephone and Telefax Authorization.

(a)  The Bank may honor telephone or telefax instructions for advances or repayments and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b)  Advances will be deposited in and repayments will be withdrawn from the Borrower’s account number 12338-13030, or such other accounts with the Bank as designated in writing by the Borrower.

(c)  The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions.  This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

4.4

Direct Debit.

(a)  The Borrower agrees that interest, principal payments and any fees will be deducted automatically on the due date from the Borrower’s account number 12338-13030, or such other accounts with the Bank as designated in writing by the Borrower.

(b)  The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement.  If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

4.5

Banking Days.  Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.6

Taxes.

(a)  If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments they make to the Bank.  If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed.  The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

(b)  Payments made by the Borrower to the Bank will be made without deduction of United States withholding or similar taxes.  If the Borrower is required to pay U.S. withholding taxes, the Borrower will pay such taxes in addition to the amounts due to the Bank under this Agreement.  If the Borrower fails to make such tax payments when due, the Borrower indemnifies the Bank against any liability for such taxes, as well as for any related interest, expenses, additions to tax, or penalties asserted against or suffered by the Bank with respect to such taxes.

4.7

Additional Costs.  The Borrower will pay the Bank, on demand, for the Bank’s costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks.  The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method.  The costs include the following:

(a)  any reserve or deposit requirements; and

(b)  any capital requirements relating to the Bank’s assets and commitments for credit.

4.8

Interest Calculation.  Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This results in more interest or a higher fee than if a 365-day year is used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.9

Default Rate.  Upon the occurrence of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is two (2) percentage points higher than the rate of interest otherwise provided under this Agreement.  This will not constitute a waiver of any default.

4.10

Interest Compounding.  At the Bank’s sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank’s Prime Rate.  This may result in compounding of interest.

5.  CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

5.1

Authorizations.  Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2

Governing Documents.  A copy of the Borrower’s articles of incorporation.

5.3

Good Standing.  A certificate of good standing for the Borrower from its state of incorporation.

5.4

Security Agreement.  Signed original security agreement, assignments, and financing statements which the Bank requires.

5.5

Perfection and Evidence of Priority.  Financing statements and fixture filings (and any collateral in which the Bank requires a possessory security interest), together with evidence that the security interests and liens in favor of the Bank are valid, enforceable, and prior to all others’ rights and interests, except those the Bank consents to in writing.

5.6

Insurance.  Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

5.7

Guaranty.  Guaranty signed by all the subsidiaries of Borrower as requested by the Bank.

5.8

Other Items.  Any other items that the Bank reasonably requires.

6.  REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties.  Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1

Organization of Borrower.  The Borrower is a corporation duly formed and existing under the laws of the state where organized.

6.2

Authorization.  This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3

Enforceable Agreement.  This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4

Good Standing.  In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5

No Conflicts.  This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6

Financial Information.  All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor’s) financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).

6.7

Lawsuits.  There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would materially impair the Borrower's or financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8

Collateral.  All collateral required in this Agreement is owned by the grantor of the security interest free of any material title defects or any liens or interests of others.

6.9

Permits, Franchises.  The Borrower possesses all material permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.10

Other Obligations.  To the best knowledge of Borrower, Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

6.11

Tax Matters.  Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid.

6.12

No Tax Avoidance Plan.  The Borrower's obtaining of credit from the Bank under this Agreement does not have as a principal purpose the avoidance of U.S. withholding taxes.

6.13

No Event of Default.  There is no event which is, or with notice or lapse of time or both would be, an event of default under this Agreement.

6.14

Insurance.  The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

6.15

ERISA Plans.

(a)  Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law.  Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification.   The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b)  There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c)  With respect to any Plan subject to Title IV of ERISA:

(i)  No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(ii)  No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(iii)  No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(d)  The following terms have the meanings indicated for purposes of this Agreement:

(i)  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(ii)  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(iii)  “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)  “PBGC” means the Pension Benefit Guaranty Corporation.

(v)  “Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

6.16

Location of Borrower.  The Borrower’s place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

7.  COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1

Use of Proceeds.  To use the proceeds of the credit only for general corporate purposes.

7.2

Financial Information.  To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a)  Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements, certified and dated by an authorized financial officer.  These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant acceptable to the Bank.  These statements shall be prepared on a consolidated basis.

(b)  Within 45 days of the period’s end (including the last period in each fiscal year), the Borrower's quarterly financial statements, certified and dated by an authorized financial officer.  These financial statements may be Borrower-prepared.  The statements shall be prepared on a consolidated basis.

(c)  Within 15 days following each month, a monthly investment report verifying investment balances and portfolio diversification.

(d)  Promptly upon the Bank’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower as the Bank may reasonably request.

(e)  Within the period(s) provided in (a) and (b) above, a compliance certificate signed by an authorized financial officer of Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

7.3

Cash Burn.  To limit Cash Burn to no more than $10,000,000.00 in any single quarter and no more than $30,000,000.00 for any preceding twelve (12) month period; provided, however, that in the event Borrower completes a cash acquisition, which after giving effect to such acquisition, does not result in a default under this Agreement, the Bank shall (i) increase the limit of Cash Burn in any single quarter by $10,000,00.00 to $20,000,000.00, and (ii) increase the limit of Cash Burn for any preceding twelve (12) month period by $10,000,000.00 to $40,000,000.00.  In the event the Cash Burn exceeds the aforementioned limits, (i) the Borrower shall, immediately upon the Bank's request, deposit with the Bank cash in an amount equal to the Borrower's then outstanding obligations to the Bank hereunder as additional security therefor, and (ii) the principal amounts outstanding under this Agreement shall bear interest at a rate which is two (2) percentage points in excess of the Prime Rate until payment in full of all amounts outstanding under this Agreement.  "Cash Burn" means the aggregate decline in the sum of unrestricted cash and short term and long term investments from period to period.

7.4

Notices to Bank.  To promptly notify the Bank in writing of:

(a)  any lawsuit or any lawsuit pending, or to the knowledge of Borrower, threatened against or affecting Borrower (or any guarantor), over Ten Million Dollars ($10,000,000) in excess of any insurance coverage.

(b)  any substantial dispute between the Borrower (or any guarantor) or any trustor and any government authority.

(c)  any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)  any material adverse change in the Borrower’s (or any guarantor’s) or any trustor’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)  any change in the Borrower’s name, legal structure, place of business, or chief executive office if such Borrower has more than one place of business.

7.5

Books and Records.  To maintain adequate books and records.

7.6

Audits.  To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time.  If the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

7.7

Compliance with Laws.  To comply with the material laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower’s business.

7.8

Preservation of Rights.  To maintain and preserve all material rights, privileges, and franchises the Borrower now has.

7.9

Maintenance of Properties.  To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

7.10

Perfection of Liens.  To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.11

Cooperation.  To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.12

Insurance.

(a)  General Business Insurance.  To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business.

(b)  Evidence of Insurance.  Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force

7.13

Additional Negative Covenants.  Not to, without the Bank’s written consent:

(a)  engage in any business activities substantially different from the Borrower’s present business.

(b)  liquidate or dissolve the Borrower’s business.

(c)  voluntarily suspend the Borrower’s business for more than 10 days in any one (1) year period.

7.14

ERISA Plans.  Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Capitalized terms in this paragraph shall have the meanings defined within ERISA.

7.15

Bank as Principal Depository.  To maintain the Bank as the Borrower’s principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts, and collection/lockbox services.

8.  DEFAULT

If any of the following events occurs (an "event of default"), the Bank may do one or more of the following:  declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice.  If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1

Failure to Pay.  The Borrower either (i) fails to make a payment of principal when due, or (ii) fails to make a payment of interest, any fee or other sum under this Agreement other than principal one (1) day after the date Borrower receives notice from Lender.

8.2

Lien Priority.  The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (except for proceeds of collateral spent in the ordinary course of business).

8.3

False Information.  The Borrower or any guarantor or any party pledging collateral to the Bank (each an “Obligor”) has given the Bank false or misleading material information or representations.

8.4

Bankruptcy.  The Borrower (or any Obligor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any Obligor), or the Borrower (or any Obligor) makes a general assignment for the benefit of creditors.

8.5

Receivers.  A receiver or similar official is appointed for a substantial portion of the Borrower’s (or any Obligor’s) business, or the business is terminated.

8.6

Lawsuits.  Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower (or any Obligor) in an aggregate amount of Fifteen Million Dollars ($15,000,000) or more in excess of any insurance coverage.

8.7

Judgments.  Any judgments or arbitration awards are entered against the Borrower (or any Obligor), or the Borrower (or any Obligor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Fifteen Million Dollars ($15,000,000) or more in excess of any insurance coverage.

8.8

Government Action.  Any government authority takes action that the Bank believes materially adversely affects the Borrower’s (or any Obligor’s) financial condition or ability to repay.

8.9

Material Adverse Change.  A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations or properties.

8.10

Cross-default.  Any default occurs under any agreement in excess of Ten Million Dollars ($10,000,000) in connection with any credit the Borrower (or any Obligor) has obtained from anyone else or which the Borrower (or any Obligor) has guaranteed.

8.11

Default under Related Documents.  Any default occurs under any guaranty, security agreement or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

8.12

Other Bank Agreements.  The Borrower (or any Obligor) fails to meet the conditions of, or fails to perform any material obligation under any other agreement the Borrower (or any Obligor) has with the Bank or any affiliate of the Bank.

8.13

ERISA Plans.  Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)  A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)  Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

8.14

Other Breach Under Agreement.  The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.  This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

9.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1

GAAP.  Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2

California Law.  This Agreement is governed by California law.

9.3

Successors and Assigns.  This Agreement is binding on the Borrower's and the Bank’s successors and assignees.  The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent.  The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4

Arbitration and Waiver of Jury Trial.

(a)  This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”).

(b)  At the request of the Borrower or the Bank, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the “Act”).  The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c)  Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”), and the terms of this paragraph.  In the event of any inconsistency, the terms of this paragraph shall control.

(d)  The arbitration shall be administered by JAMS and conducted in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in California.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e)  The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.  For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s).  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f)  This paragraph does not limit the right of the Borrower or the Bank to: (i)  exercise self-help remedies, such as but not limited to, setoff; (ii)  initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii)  exercise any judicial or power of sale rights, or (iv)  act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)  The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property.  In this case, both the Borrower and the Bank must consent to submission of the Claim to arbitration.  If both parties do not consent to arbitration, the Claim will be resolved as follows:  The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of JAMS in the same manner as arbitrators are selected in JAMS administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or the presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)  The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

(i)  By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.  Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim.  This provision is a material inducement for the parties entering into this Agreement.

9.5

Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after default.  If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

9.6

Attorneys’ Fees.  The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement.  In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.

9.7

One Agreement.  This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)  represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)  replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)  are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.8

Indemnification.  The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's accounts receivable and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim.  This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel).  This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of the Borrower's obligations to the Bank.  All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

9.9

Notices.  Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.  Notices and other communications sent by (a) first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail, postage prepaid, (b) overnight courier shall be deemed delivered on the next business day, and (c) telecopy shall be deemed delivered when transmitted.

9.10

Headings.  Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.11

Counterparts.  This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America N.A.

Network Equipment Technologies, Inc.

By:   /s/ RONALD J. DROBNY

By:   /s/ JOHN F. MCGRATH, JR.

Name:   Ronald J. Drobny

Name:   John F. McGrath, Jr.

Title:   Senior Vice President

Title:   VP & CFO

By:   /s/ DAVID WAGENSELLER

Name:   David Wagenseller

Title:   Controller

Address where notices to

Address where notices to

the Bank are to be sent:

the Borrower are to be sent:

525 South Flower Street, Mezzanine

6500 Paseo Padre Parkway

Los Angeles, California 90071

Fremont, California 94555

SECURITY AGREEMENT (RECEIVABLES)

1.

THE SECURITY.  The undersigned, Network Equipment Technologies, Inc., a Delaware corporation (“Borrower”), hereby assigns and grants to Bank of America, N.A. (“Bank”) a security interest in the following described property (“Collateral”):

A.

All Accounts (as defined in Article 9 of the California Uniform Commercial Code) whether now owned or hereafter acquired by Borrower (the “Receivables”).

B.

All returned or repossessed goods, now owned or hereafter acquired by Borrower, which upon sale or lease, resulted in an account or chattel paper.

C.

All rights under contracts of insurance now owned or hereafter acquired by Borrower covering any of the above-described property.

D.

All proceeds, product, rents and profits now owned or hereafter acquired by Borrower of any of the above-described property.

E.

All books and records now owned or hereafter acquired by Borrower pertaining to any of the above-described property, including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory (“Books and Records”).

2.

THE INDEBTEDNESS.  The Collateral secures and will secure all Indebtedness of Borrower to Bank.  For the purposes of this Agreement, “Indebtedness” means all loans and advances made by Bank to Borrower and all other obligations and liabilities of Borrower to Bank, whether now existing or hereafter incurred or created, whether voluntary or involuntary, whether due or not due, whether absolute or contingent, or whether incurred directly or acquired by Bank by assignment or otherwise.  Unless Borrower shall have otherwise agreed in writing, Indebtedness, for the purposes of this Agreement, shall not include “consumer credit” subject to the disclosure requirements of the Federal Truth in Lending Act or any regulations promulgated thereunder.

3.

BORROWER’S COVENANTS.  Borrower covenants and warrants that unless compliance is waived by Bank in writing:

A.

Borrower will properly preserve the Collateral; defend the Collateral against any adverse claims and demands; and keep accurate Books and Records.

B.

Borrower has notified Bank in writing of, and will notify Bank in writing prior to any change in the locations of (i) Borrower’s place of business or Borrower’s chief executive office if Borrower has more than one place of business and (ii) any Collateral, including the Books and Records.

C.

Borrower will notify Bank in writing prior to any change in Borrower’s name, identity or business structure.

D.

Borrower has not granted and will not grant any security interest in any of the Collateral except to Bank, and will keep the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature, except the security interest of Bank.

E.

Borrower will not sell or assign, agree to sell or assign, or otherwise dispose of, any Receivables except with the prior written consent of Bank.

F.  Borrower has not executed and will not execute any security agreement or financing statement covering inventory except to Bank.

G.

Until Bank exercises its rights to make collection, Borrower will diligently collect all Receivables.

H.

Borrower will promptly notify Bank in writing of any legal process levied against the Collateral or any other event which affects the value of any Collateral or the rights and remedies of Bank in relation thereto.

4.

ADDITIONAL OPTIONAL REQUIREMENTS.

A. Borrower agrees that Bank may at its option:

(1)

Require Borrower to deliver to Bank (i) copies of or extracts from the Books and Records, and (ii) information on any contracts or other matters affecting the Collateral.

(2)

Examine the Collateral, including the Books and Records, and make copies of or extracts from the Books and Records, and for such purposes enter at any reasonable time upon the property where any Collateral or any Books and Records are located.

(3)

Require Borrower to obtain Bank’s prior written consent to any sale,  lease, agreement to sell or lease, or other disposition of any Collateral referred to in Paragraph 1.B above.

B. Borrower agrees that Bank may at its option in the event of a default:

(1)

Require Borrower to segregate all collections and proceeds of the Receivables so that they are capable of identification and deliver daily such collections and proceeds to Bank in kind.

(2)

Require Borrower to deliver to Bank any Receivables evidenced by instruments or chattel paper.

(3)

Notify any account debtors, any buyers of the Collateral, or any other persons of Bank’s interest in the Collateral.

(4)

Require Borrower to direct all account debtors to forward all payments and proceeds of the Collateral to a post office box under Bank’s exclusive control.

(5)

Demand and collect any payments and proceeds of the Collateral.  In connection therewith Borrower irrevocably authorizes Bank to endorse or sign Borrower’s name on all checks, drafts, collections, receipts and other documents, and to take possession of and open the mail addressed to Borrower and remove therefrom any payments and proceeds of the Collateral.

5.

DEFAULTS.  Any one or more of the following shall be a default hereunder:

A.

Borrower fails to pay any Indebtedness when due in accordance with the Business Loan Agreement of even date herewith executed by and between Borrower and Bank.

B.

Borrower breaches any material term, provision, warranty or representation under this Agreement or under any other obligation of Borrower to Bank.

C.

Any custodian, receiver or trustee is appointed to take possession, custody or control of all or a substantial portion of the property of Borrower or of any guarantor of any Indebtedness.

D.

Borrower or any guarantor of any Indebtedness becomes insolvent, or is generally not paying or admits in writing its inability to pay its debts as they become due, fails in business, makes a general assignment for the benefit of creditors, dies or commences any case, proceeding or other action under any bankruptcy or other law for the relief of, or relating to, debtors.

E.

Any case, proceeding or other action is commenced against Borrower or any guarantor of any Indebtedness under any bankruptcy or other law for the relief of, or relating to, debtors and such proceeding is not dismissed within 60 days of its filing.

F.

Any involuntary lien of any kind or character attaches to any Collateral.

G.

Any financial statements, certificates, schedules or other information now or hereafter furnished by Borrower to Bank proves false or incorrect in any material respect.

6.

BANK’S REMEDIES AFTER DEFAULT.  In the event of any default Bank may do any one or more of the following:

A.

Declare any Indebtedness immediately due and payable, without notice or demand.

B.

Enforce the security interest given hereunder pursuant to the Uniform Commercial Code and any other applicable law.

C.

Enforce the security interest of Bank in any deposit account of Borrower maintained with Bank by applying such account to the Indebtedness.

D.

Require Borrower to assemble the Collateral, including the Books and Records, and make them available to Bank at a place designated by Bank.

E.

Enter upon the property where any Collateral, including any Books and Records are located and take possession of such Collateral and such Books and Records, and use such property (including any buildings and facilities) and any of Borrower’s equipment, if Bank deems such use necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.

F.

Grant extensions and compromise or settle claims with respect to the Collateral for less than face value, all without prior notice to Borrower.

G.

Use or transfer any of Borrower’s rights and interests in any Intellectual Property now owned or hereafter acquired by Borrower, if Bank deems such use or transfer necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.  Borrower agrees that any such use or transfer shall be without any additional consideration to Borrower.  As used in this paragraph, “Intellectual Property” includes, but is not limited to, all trade secrets, computer software, service marks, trademarks, trade names, trade styles, copyrights, patents, applications for any of the foregoing, customer lists, working drawings, instructional manuals, and rights in processes for technical manufacturing, packaging and labelling in which Borrower has any right or interest, whether by ownership, license, contract or otherwise.

H.

Have a receiver appointed by any court of competent jurisdiction to take possession of the Collateral.

I.

Take such measures as Bank may deem necessary or advisable to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, and Borrower hereby irrevocably constitutes and appoints Bank as Borrower’s attorney-in-fact to perform all acts and execute all documents in connection therewith.

7.

MISCELLANEOUS.

A.

Any waiver, express or implied, of any provision hereunder and any delay or failure by Bank to enforce any provision shall not preclude Bank from enforcing any such provision thereafter.

B.

Borrower shall, at the request of Bank, execute such other agreements, documents, instruments, or financing statements in connection with this Agreement as Bank may reasonably deem necessary.

C.

All notes, security agreements, subordination agreements and other documents executed by Borrower or furnished to Bank in connection with this Agreement must be in form and substance satisfactory to Bank.

D.

This Agreement shall be governed by and construed according to the laws of the State of California, to the jurisdiction of which the parties hereto submit.

E.

All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.  Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

F.

All terms not defined herein are used as set forth in the Uniform Commercial Code.

G.

In the event of any action by Bank to enforce this Agreement or to protect the security interest of Bank in the Collateral, or to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, Borrower agrees to pay immediately the costs and expenses thereof, together with reasonable attorney’s fees and allocated costs for in-house legal services.

Dated:  November 29, 2004

Bank of America N.A.

Network Equipment Technologies, Inc.

By:   /s/ RONALD J. DROBNY

By:   /s/ JOHN F. MCGRATH, JR.

Name:   Ronald J. Drobny

Name:   John F. McGrath, Jr.

Title:   Senior Vice President

Title:   VP & CFO